Filed pursuant to Rule 433

Free Writing Prospectus dated September 3, 2019

Registration Statement No. 333-233595

Pricing Term Sheet

The Walt Disney Company

Floating Rate Notes due 2021

Floating Rate Notes due 2022

1.650% Notes Due 2022

1.750% Notes Due 2024

2.000% Notes Due 2029

2.750% Notes Due 2049

This free writing prospectus relates only to the securities of The Walt Disney Company (the “Company”) described below and should be read together with the Company’s preliminary prospectus supplement dated September 3, 2019 (the “Prospectus Supplement”), the accompanying prospectus dated September 3, 2019 (the “Prospectus”) and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	The Walt Disney Company (the “Company”)

Guarantor:	TWDC Enterprises 18 Corp.

Title of Securities:

Floating rate notes due 2021 (the “2021 floating rate notes”)

Floating rate notes due 2022 (the “2022 floating rate notes”)

1.650% notes due 2022 (the “2022 fixed rate notes”)

1.750% notes due 2024 (the “2024 fixed rate notes”)

2.000% notes due 2029 (the “2029 fixed rate notes”)

2.750% notes due 2049 (the “2049 fixed rate notes”)

Trade Date:	September 3, 2019

Settlement Date (T+3):	September 6, 2019 The Company expects to deliver the notes on or about September 6, 2019, which will be the third business day after the date of the Prospectus Supplement.

Maturity Date:

2021 floating rate notes: September 1, 2021

2022 floating rate notes: September 1, 2022

2022 fixed rate notes: September 1, 2022

2024 fixed rate notes: August 30, 2024

2029 fixed rate notes: September 1, 2029

2049 fixed rate notes: September 1, 2049

Aggregate Principal Amount Offered:

2021 floating rate notes: $500,000,000

2022 floating rate notes: $500,000,000

2022 fixed rate notes: $500,000,000

2024 fixed rate notes: $1,500,000,000

2029 fixed rate notes: $2,000,000,000

2049 fixed rate notes: $2,000,000,000

Price to Public (Issue Price):	2021 floating rate notes: 100.000% 2022 floating rate notes: 100.000% 2022 fixed rate notes: 99.783% 2024 fixed rate notes: 99.592% 2029 fixed rate notes: 98.517% 2049 fixed rate notes: 96.775%

Interest Rate:	2021 floating rate notes: three-month LIBOR plus 25 bps
2022 floating rate notes: three-month LIBOR plus 39 bps 2022 fixed rate notes: 1.650% 2024 fixed rate notes: 1.750% 2029 fixed rate notes: 2.000% 2049 fixed rate notes: 2.750%

See “Description of the Notes—Interest—Floating Rate Notes—Effect of Benchmark Transition Event” contained in the Prospectus Supplement, which describes how the coupon payments for the floating rate notes will be determined by reference to a different base rate than LIBOR following the occurrence of a Benchmark Transition Event (as defined in the Prospectus Supplement).

Interest Payment Dates:

Interest on the floating rate notes will be payable quarterly in arrears on December 1, March 1, June 1 and September 1 of each year, commencing on December 1, 2019, subject to adjustment as provided in the Prospectus Supplement if any such date is not a business day, and at maturity.

Interest on the 2022 fixed rate notes, the 2029 fixed rate notes and the 2049 fixed rate notes will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on March 1, 2020.

Interest on the 2024 fixed rate notes will be payable semi-annually in arrears on February 28 and August 30 of each year, commencing on February 28, 2020.

Interest Reset Dates for Floating Rate Notes:	Each December 1, March 1, June 1 and September 1, commencing December 1, 2019, subject to adjustment as provided in the Prospectus Supplement if any such date is not a business day.

Regular Record Dates:

With respect to the floating rate notes, November 17, February 15, May 18 or August 18, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day); provided, however, that interest payable at maturity shall be payable to the persons to whom principal shall be payable.

With respect to the 2022 fixed rate notes, the 2029 fixed rate notes and the 2049 fixed rate notes, February 15 or August 18, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

With respect to the 2024 fixed rate notes, February 14 or August 16, as the case may be, immediately preceding the applicable interest payment date (whether or not such record date is a business day).

Use of Proceeds:	The Company intends to use the net proceeds from the sale of the Notes (i) to pay the cash consideration in the Tender Offers (as defined in the Prospectus Supplement), subject, in the case of the tender offer for the Outstanding Disney Debt Securities (as defined in the Prospectus Supplement), to a maximum purchase price of $1,750,000,000 (including principal and premium, but excluding accrued interest), and any accrued and unpaid interest with respect to the Tender Offer Notes (as defined in the Prospectus Supplement), (ii) to prepay in full the $3,175,000,000 aggregate principal amount outstanding under the Credit Facility (as defined in the Prospectus Supplement) and (iii) for general corporate purposes.

Proceeds to the Company:	Approximately $6,866,635,000 (after deducting the underwriting discounts but before deducting estimated offering expenses payable by the Company).

Underwriting Discounts:	2021 floating rate notes: 0.150% 2022 floating rate notes: 0.200% 2022 fixed rate notes: 0.200% 2024 fixed rate notes: 0.350% 2029 fixed rate notes: 0.450% 2049 fixed rate notes: 0.750%

CUSIP No.:

2021 floating rate notes: 254687FG6

2022 floating rate notes: 254687FH4

2022 fixed rate notes: 254687FJ0

2024 fixed rate notes: 254687FK7

2029 fixed rate notes: 254687FL5

2049 fixed rate notes: 254687FM3

ISIN No.:

2021 floating rate notes: US254687FG67

2022 floating rate notes: US254687FH41

2022 fixed rate notes: US254687FJ07

2024 fixed rate notes: US254687FK79

2029 fixed rate notes: US254687FL52

2049 fixed rate notes: US254687FM36

Benchmark Treasury:	2022 fixed rate notes: 1.500% due 8/15/2022 2024 fixed rate notes: 1.250% due 8/31/2024 2029 fixed rate notes: 1.625% due 8/15/2029 2049 fixed rate notes: 2.875% due 5/15/2049

Benchmark Treasury Price:	2022 fixed rate notes: 100-11+ 2024 fixed rate notes: 99-18 3/4 2029 fixed rate notes: 101-15 2049 fixed rate notes: 120-15+

Benchmark Treasury Yield:	2022 fixed rate notes: 1.375% 2024 fixed rate notes: 1.336% 2029 fixed rate notes: 1.466% 2049 fixed rate notes: 1.962%

Spread to Benchmark Treasury:	2022 fixed rate notes: 0.350% 2024 fixed rate notes: 0.500% 2029 fixed rate notes: 0.700% 2049 fixed rate notes: 0.950%

Yield to Maturity:	2022 fixed rate notes: 1.725% 2024 fixed rate notes: 1.836% 2029 fixed rate notes: 2.166% 2049 fixed rate notes: 2.912%

Expected Ratings*:	Moody’s: A2 (stable) Standard & Poor’s: A (stable) Fitch: A (stable)

Optional Redemption:

The floating rate notes will not be subject to redemption at the option of the Company.

The notes of any series of fixed rate notes may be redeemed, in whole or in part, at the option of the Company, at a “make whole” calculated using the Treasury Rate (as defined in the Prospectus Supplement) plus 7 basis points in the case of the 2022 fixed rate notes, 10 basis points in the case of the 2024 fixed rate notes, 15 basis points in the case of the 2029 fixed rate notes and 15 basis points in the case of the 2049 fixed rate notes.

Par Call Date:	2024 fixed rate notes: July 30, 2024 2029 fixed rate notes: June 1, 2029 2049 fixed rate notes: March 1, 2049

Joint Book-Running Managers:	Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BNP Paribas Securities Corp., HSBC Securities (USA) Inc. and RBC Capital Markets, LLC

Co-Managers:	CastleOak Securities, L.P., Drexel Hamilton, LLC, Samuel A. Ramirez & Company, Inc. and The Williams Capital Group, L.P.

*	NOTE: A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL, OR HOLD SECURITIES AND MAY BE SUBJECT TO REVISION OR WITHDRAWAL AT ANY TIME.

The issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Citigroup Global Markets Inc. by telephone (toll free) at 1-800-831-9146, J.P. Morgan Securities LLC by telephone (collect) at 1-212-834-4533, BNP Paribas Securities Corp. by telephone (toll-free) at 1-800-854-5674, HSBC Securities (USA) Inc. by telephone (toll-free) at 1-866-811-8049 or RBC Capital Markets, LLC by telephone (toll-free) at 1-866-375-6829.